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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED FEBRUARY 13, 2001)         Registration No: 333-50760




                                10,000,000 SHARES

                           JUNO ONLINE SERVICES, INC.

                                  COMMON STOCK


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      The purpose of this prospectus supplement is to provide supplemental information regarding Juno Online Services, Inc. in connection with the offering of shares of its common stock by The Kingston Limited Partnership as described in Juno's prospectus dated February 13, 2001. You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.



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      On February 7, 2001, we delivered a drawdown notice to The Kingston
Limited Partnership in accordance with the terms of the common stock investment agreement to which we and Kingston are each a party and, as a result, a purchase period commenced on February 8, 2001 and terminated on March 12, 2001. Pursuant to the common stock investment agreement, Kingston purchased an aggregate of 317,400 shares of our common stock for a total purchase price of $519,418 during this purchase period, resulting in aggregate net proceeds to us of $498,641. Ladenburg Thalmann & Co. Inc. received placement agent fees totaling $20,777 in connection with our drawdown under the equity line facility.

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          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 21, 2001.